Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the Trust and of the Fund was held on November 11, 2004. At that meeting consideration of certain proposals was defeated to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected with all the funds of the Trust voting together as a single class, as follows:

	     				Votes		Votes
					For		Withheld
Jameson A. Baxter                               60,059,146	2,521,594
Charles B. Curtis                               60,025,213	2,555,527
Myra R. Drucker                                 60,001,772	2,578,968
Charles E. Haldeman, Jr.                        60,044,417	2,536,322
John A. Hill                                    60,051,310	2,529,430
Ronald J. Jackson                               60,089,882	2,490,858
Paul L. Joskow                                  60,075,111	2,505,629
Elizabeth T. Kennan                             60,047,518	2,533,222
John H. Mullin, III                             60,055,161	2,525,579
Robert E. Patterson                             60,062,446	2,518,294
George Putnam, III                              59,999,327	2,581,413
A.J.C. Smith *                                  60,042,850	2,537,890
W. Thomas Stephens                              60,057,865	2,522,875
Richard B. Worley                               60,007,405	2,573,335


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	    				 Votes		Votes		Abstentions
					for			against
					10,563,383		962,804		4,176,771

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	    			 	Votes		Votes		Abstentions
					for		against
					10,640,302	923,810		4,138,847

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	    				 Votes	Votes		Abstentions
					for	against
					10,883,170	684,089		4,135,700

A proposal to amend the Trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all the funds of the Trust voting together as a single class, as follows:

	Votes for	Votes against		Abstentions

	43,168,440	2,974,023		16,604,099

*Mr. Smith resigned from the Board of Trustees on January 14, 2005.

All tabulations are rounded to the nearest whole number.